SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              NUEVO ENERGY COMPANY
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
                         (Title of class of securities)

                                   0067050910
                                 (CUSIP number)


                               Ralph V. Whitworth
                            Relational Investors, LLC
                     4330 La Jolla Village Drive, Suite 220
                           San Diego, California 92122
                                 (619) 597-9400
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                               July 16, 1998
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RELATIONAL INVESTORS, LLC
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        00
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            1,715,900
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              1,715,900
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,715,900
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.47%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        OO
------------------------------------------------------------------------------

CUSIP No.     006705910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RELATIONAL INVESTORS, L.P.
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        WC
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            1,271,153
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              1,271,153
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,271,153
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.28%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        PN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RELATIONAL FUND PARTNERS, L.P.
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        WC/OO
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            139,327
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              139,327
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        139,327
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.69%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        PN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RELATIONAL COAST PARTNERS, L.P.
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        WC/OO
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 []
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            57,666
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              57,666
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        57,666
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.28%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        PN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RELATIONAL PARTNERS, L.P.
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        WC/OO
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            210,225
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              210,225
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        210,225
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.04%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        PN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RALPH V. WHITWORTH
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        NA
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            0
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            1,715,900
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              0
      PERSON          --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            1,715,900
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,715,900
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.47%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        IN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DAVID H. BATCHELDER
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        NA
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            0
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            1,715,900
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              0
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            1,715,900
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,715,900
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.47%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        IN
------------------------------------------------------------------------------

CUSIP No.     0067050910

------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        JOEL L. REED
------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
   3  SEC USE ONLY

------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
        NA
------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [ ]
------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            0
     NUMBER OF        --------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            1,715,900
      OWNED BY        --------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              0
       PERSON         --------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            1,715,900
------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,715,900
------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []

------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.47%
------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        IN
------------------------------------------------------------------------------

         This Amendment No. 2 to Schedule 13D, being filed by and on behalf of Relational Investors, L.P. ("RILP"), Relational Fund Partners, L.P. ("RFP"), Relational Coast Partners, L.P. ("RCP"), and Relational Partners, L.P. ("RP"), hereby amends the Schedule 13D filed on April 20, 1998, as amended by the Schedule 13D/A filed on May 26, 1998, as follows:

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended in its entirety by substituting the following:

          An account managed by RILLC purchased an aggregate of 37,529 Shares for total consideration (including brokerage commissions) of $1,584,029.25 derived from capital in the managed account and margin borrowings from the client margin account at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

         RILP purchased an aggregate of 1,271,153 Shares for total Consideration (including brokerage commissions) of $51,530,507.42 derived from the capital of RILP.

         RFP purchased an aggregate of 139,327 Shares for total consideration (including brokerage commissions) of $5,745,928.64 derived from the capital of RFP and margin borrowings from a margin account at DLJ.

         RCP purchased an aggregate of 57,666 Shares for total consideration (including brokerage commissions) of $2,473,952.28 derived from the capital of RCP and margin borrowings from a margin account at DLJ.

         RP purchased an aggregate of 210,225 Shares for total consideration (including brokerage commissions) of $9,005,539.12 derived from the capital of RP and margin borrowings from a margin account at DLJ.

         Interest on the margin debt balance of each of the margin accounts described above is charged at the then Federal Funds Rate plus 75 basis points. DLJ has a lien on the Shares held by the account managed by RILLC and those held by each of RFP, RCP and RP to secure the repayment of the margin borrowings described above.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended in its entirety by substituting the following:

         (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 1,715,900 Shares constituting 8.47% of the outstanding Shares (the percentage of Shares owned being based upon 20,255,637 Shares outstanding at March 13, 1998 as set forth in the Company's Form 10-Q for the quarter ended March 31, 1998). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

NAME                   NUMBER OF SHARES          PERCENT OF OUTSTANDING SHARES
- ----                 ----------------          -----------------------------
RILLC                        37,529                          0.18%
RILP                      1,271,153                          6.28%
RFP                         139,327                          0.69%
RCP                          57,666                          0.28%
RP                          210,225                          1.04%

         RILLC, in its capacity as an investment management consultant, may be deemed to possess direct beneficial ownership of the 37,529 Shares that are owned by an account which it manages. Additionally, RILLC, as the sole general partner of each of RILP, RFP, RCP and RP, may be deemed indirectly to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Shares of which any of RILP, RFP, RCP and RP may be deemed to possess direct beneficial ownership. Each of Messrs. Whitworth, Batchelder and Reed, as Managing Members of RILLC, may be deemed to share beneficial ownership of the Shares which RILLC may beneficially own. Each of Messrs. Whitworth, Batchelder and Reed disclaims beneficial ownership of such Shares for all other purposes.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 is the beneficial owner of any Shares.

         (b) RILP has the sole power to vote or direct the vote of 1,271,153 Shares and the sole power to dispose or direct the disposition of such Shares.

         RFP has the sole power to vote or direct the vote of 139,327 Shares and the sole power to dispose or direct the disposition of such Shares.

         RCP has the sole power to vote or direct the vote of 57,666 Shares and the sole power to dispose or direct the disposition of such Shares.

         RP has the sole power to vote or direct the vote of 210,225 Shares and the sole power to dispose or direct the disposition of such Shares.

         RILLC has the sole power to vote or direct the vote of 37,529
Shares held by an account which it manages, and the sole power to dispose or direct the disposition of such Shares. In addition, RILLC, as sole General Partner of RILP, RFP, RCP and RP, may be deemed to have the sole power to vote or direct the vote of 1,678,371 Shares held by such Reporting Persons, and the sole power to dispose or direct the disposition of such Shares. Messrs. Batchelder, Whitworth and Reed, as the Managing Members of RILLC, may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

         (c) Information concerning transactions in the Shares by the Reporting Persons during the past 60 days is set forth in Exhibit 1 filed with this Statement.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares covered by this Statement, except that dividends from, and proceeds from the sale of, the Shares held by the account managed by RILLC may be delivered to such account.

         (e) Not applicable.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following Exhibit 1 filed herewith is hereby amended in its entirety by substituting the following:

                  1. Information concerning transactions in the Shares effected by the Reporting Persons in the last 60 days.

                                   SIGNATURES


                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Amendment No. 2 to Schedule 13D is true, complete and correct.

Dated: July 16, 1998


RELATIONAL INVESTORS, L.P.
RELATIONAL FUND PARTNERS, L.P.
RELATIONAL COAST PARTNERS, L.P.
RELATIONAL PARTNERS, L.P.

By:  Relational Investors, LLC
   ----------------------------------
     as general partner to each


    By: /s/ Ralph V. Whitworth
       ------------------------------
        Ralph V. Whitworth
        Managing Member


RELATIONAL INVESTORS, LLC


By: /s/ Ralph V. Whitworth
   ----------------------------------
    Ralph V. Whitworth
    Managing Member


/s/ Ralph V. Whitworth
--------------------------------------
Ralph V. Whitworth


/s/ David H. Batchelder
--------------------------------------
David H. Batchelder


/s/ Joel L. Reed
--------------------------------------
Joel L. Reed

                                  EXHIBIT INDEX


Exhibit No.                          Description

 Page No.
- -----------                          -----------
     1.           Information concerning transactions in the Shares
                  effected by the Reporting Persons in the last 60
                  days.
